May 2, 1997


          T. Rowe Price Tax-Efficient Balanced Fund, Inc.
          100 East Pratt Street
          Baltimore, Maryland 21202

               Re: T. Rowe Price Tax-Efficient Balanced Fund, Inc. File No.: 811-08207

          Dear Sirs:

               In connection with the proposed registration of an indefinite number of shares of Capital Stock of your Company, I have examined certified copies of your company's Articles of Incorporation dated April 22, 1997, and the By-Laws of your Company as presently in effect.

               I am of the opinion that:

               (i) your Company is a corporation duly organized and existing under the laws of Maryland; and

               (ii) each of such authorized shares of Capital Stock of your Company, upon payment in full of the price fixed by the Board of Directors of your Company, will be legally and validly issued and will be fully paid and non-assessable.

               I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933 of an indefinite number of shares of Capital Stock of your Company.

                                        Sincerely,
                                        /s/Henry H. Hopkins
                                        Henry H. Hopkins